Exhibit 10.7
                              CHASE TECHNOLOGY PLC
                                 57 London Road
                               Twickenham TWI 3RP
                                 United Kingdom


                                                     May 29, 1997


V. Hollis Scott
Chief Financial Officer
Alydaar Software Corporation
Rexford Road, Suite 250
Charlotte, NC 28211

Dear Hollis,

         As promised when we met this morning I can confirm my acceptance of your offer to buy the outstanding Alydaar Software Europe shares as per the offer below. I have also detailed below the shareholding and of the various holdings who is entitled to warrants.

         "I hereby offer to exchange Alydaar Software Corporation (US) shares for all of your Alydaar Software Europe plc (UK) shares on the basis of two Alydaar (UK) shares for one Alydaar (US) share. In addition, a warrant certificate will be issued (to those entitled to warrants as per the schedule below) allowing you to purchase up to the total number of Alydaar (US) shares issued to you in this exchange offer at a price of $15 USD per share during the period from June 1, 1997 through November 30, 1997. If you accept my offer, please sign below and return this letter to my attention as soon as possible. (Alydaar (UK) share will be held in Escrow by Mr. Toshi Yamamoto until Alydaar (US) shares are issued as per the schedule below.) I will instruct our transfer agent to issue the shares in the names designated below under issuance instructions, and forward the share certificates c/o Mr. Keith Shipton, Chase Technology plc, Premier House, 52 London Road, Twickenham, TWI 3RP, United Kingdom.

         This offer will expire on 31 May 1997."

                                                     Very truly yours,

                                                     /s/ Keith Shipton


                                  Ex. 10.7 - 1

                          ALYDAAR SOFTWARE CORPORATION
                         2101 Rexford Road, Suite 250 W.
                         Charlotte, North Carolina 28211



                                                     May 19, 1997


Keith Shipton
Chase Technology plc
57 London Road
Twickenham TWI 3RP
United Kingdom

Dear Keith:

           I hereby offer to exchange Alydaar Software Corporation (US) shares for all of your Alydaar Software Europe, plc (UK) shares on the basis of two Alydaar (UK) shares for one Alydaar (US) share. In addition, a warrant certificate will be issued, as a replacement for your existing warrant rights, allowing you to purchase up to the total number of Alydaar (US) shares issued to you in this exchange offer at a price of $15 USD per share during the period from June 1, 1997, through November 30, 1997. You have represented to me that you have signatory authority for a total of 1,227,000 shares of a total of 1,483,304 shares of Alydaar International common stock outstanding. This offer is contingent upon our successfully acquiring 100% of the other 256,304 shares outstanding. If we are successful in acquiring 100% of the shares outstanding, the transaction will be effective as of July 1, 1997, based upon our appointed accounting firm's review of the financial statements as of June 30, 1997.

           If you accept my offer, please sign below and return this letter to my attention as soon as possible. Your shares should be sent to my attention. Immediately upon receipt, I will instruct our transfer agent to issue shares in the name, which you should designate below under issuance instructions, and forward the certificate(s) to address listed under delivery instructions. This offer will expire on May 31, 1997.

                                                     Sincerely,

                                                     /s/ V. Hollis Scott



                                  Ex. 10.7 - 2